Exhibit 99.2

Quest Diagnostics Increases Quarterly Cash Dividend

MADISON, N.J., October 25, 2011 — Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, today announced that its Board of Directors has increased the quarterly cash dividend to $0.17 per share, payable on January 24, 2012, to shareholders of record of Quest Diagnostics common stock on January 9, 2012. The dividend represents a 70% increase from the current $0.10 per share level.

“This increase in our dividend demonstrates confidence in our continued ability to generate strong cash flow,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “With key capabilities in place to drive long-term growth, we do not see large acquisitions in the next few years. Instead, our focus is on improving operating performance and integrating businesses we have acquired. As a result, we plan to return a majority of our future cash flow to shareholders through a combination of dividends and share repurchases.”

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2010 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s quarterly reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2011 quarterly reports on Form 10-Q and Current Reports on Form 8-K.

About Quest Diagnostics

Quest Diagnostics Incorporated (NYSE: DGX) is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.QuestDiagnostics.com.

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